Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Company Contact: Stanley J. Musial Chief Financial Officer (302) 456-6789 www.sdix.com

Strategic Diagnostics Announces Addition of Vice President of Marketing

NEWARK, Del., December 1, 2004 – Strategic Diagnostics Inc. (Nasdaq: SDIX) – a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced that Richard Rumble has joined the company as Vice President – Marketing. In welcoming Ric to the Company, Matt Knight, President and CEO said, “We undertook an extensive search to find the right person to fill this very important and strategic position. Ric was clearly distinguished by his experience, accomplishments and leadership across all marketing disciplines including, market development, program commercialization, product-line management, and strategic marketing. Not only is Ric an outstanding marketer, he has a strong history of working cross functionally to help all departments get a better focus on the customer and strategies for growth and profitability.”

Mr. Rumble spent 14 years with 3M, where he advanced through a series of marketing and general management positions of increasing responsibility. Immediately prior to joining SDI, Mr. Rumble was with Steris Corporation, most recently as the VP and General Manager of their Healthcare Sterile Processing Business.

Mr. Rumble is a graduate of the University of Western Ontario with Bachelor of Science degrees in Biology, Immunology and Microbiology.

SDI also announced that Ms. Peggy Royer-Parisi has joined the company as Director – Human Resources, and that Mr. Mark Wood has joined the company as Director – Quality.

Mr. Knight commented that, “Throughout the past year, we have continued to build a team of very experienced and accomplished managers capable of delivering sustained and profitable growth. They will be instrumental in building our position as a leader in bio-detection technologies, and antibody services.”

About Strategic Diagnostics Inc.

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek™, Trait Chek™, GMO QuickChek™, and GMO Chek™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.